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Exhibit 3.33

CERTIFICATE OF FORMATION
OF
HUNTSMAN PETROCHEMICAL LLC

September 2, 2009

        1.     The name of the limited liability company (the "Company") is Huntsman Petrochemical LLC.

        2.     The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, and the name of the registered agent at such address is The Corporation Trust Company.

        3.     To the fullest extent the Delaware Limited Liability Company Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of liability of members, a member shall not be liable to the Company or the other members for monetary damages for conduct as a member. Any amendment to or repeal of this Section 3 shall not adversely affect any right or protection of a member for or with respect to any acts or omissions of such member occurring prior to such amendment or repeal.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the first date written above.

By:	/s/ Sean Douglas
Name: Sean Douglas
Title: Vice President and Treasurer

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  Exhibit 3.33
CERTIFICATE OF FORMATION OF HUNTSMAN PETROCHEMICAL LLC September 2, 2009